Exhibit 10.1

DEBT PURCHASE AGREEMENT

BY AND BETWEEN

CP ACQUISITIONS, LLC,

GIC ACQUISITION LLC,

AND

NATURE’S MIRACLE HOLDING INC.

DATED AS OF MAY 16, 2024

DEBT PURCHASE AGREEMENT

THIS DEBT PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of May 16, 2024 (the “Effective Date”), and is by and between: (1) CP ACQUISITIONS, LLC, a Delaware limited liability company (the “CP”), and (2) GIC ACQUISITION LLC, a Delaware limited liability company (the “GIC”), on the one hand, and (3) NATURE’S MIRACLE HOLDING INC., a Delaware corporation (the “Purchaser” or “Parent”), on the other. CP and GIC are hereinafter sometimes referred to collectively as the “Sellers” and individually as a “Seller.” Sellers and Purchaser are herein after sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, CP is the owner and holder of that certain Senior Secured Amended, Restated and Consolidated Convertible Note due 2025 of Agrify Corporation, a Nevada corporation (“Agrify”), dated January 25, 2024 (the “CP Note”), the outstanding principal amount of which is $15,100,000 as of the Effective Date;

WHEREAS, GIC: (i) is the owner and holder of that certain Second Amended and Restated Junior Secured Promissory Note of Agrify dated January 25, 2024 (the “GIC Note”), the outstanding principal amount of which is $1,000,000 as of the Effective Date, and (ii) since on or after April 29, 2024, has made one or more additional loans to Agrify (the “GIC Loans”), the outstanding principal amount of which is $1,100.000 as of the Effective Date;

WHEREAS, the Sellers wish to sell to Purchaser for cash, or exchange for shares of Purchaser Common Stock, the CP Note, GIC Note and GIC Loans (collectively, the “Agrify Debt Obligations”), in the amounts and upon the terms and conditions set forth hereinbelow in this Agreement;

WHEREAS, Agrify, the Purchaser and NMHI Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Purchaser (the “Merger Sub”) are party to that certain Agreement and Plan of Merger dated as of the Effective Date (as the same may be modified, supplemented, amended and/or restated in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Agrify, with Agrify surviving as a wholly owned subsidiary of the Purchaser (the “Merger”); and

WHEREAS, this Agreement is the Debt Purchase Agreement under (and as defined in) the Merger Agreement (and all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms under the Merger Agreement);

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

In addition to the terms defined elsewhere in this Agreement or in the Merger Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Agrify Debt Obligation Amendments” means: (i) with respect to the CP Note, an amendment or restatement thereof so as to remove or terminate, as of the Closing Date, Sections 6, 7, 9(D)-(X) and 10 from the terms thereof, as well as such other amendments thereto as shall be reasonably requested by the Purchaser in respect of the Merger prior to the Closing, and (ii) with respect to the GIC Note and GIC Loans, such memorialization, amendment(s) and/or restatement(s) thereof as shall be reasonably requested by the Purchaser in respect of the Merger prior to the Closing.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, all federal, state, local, or foreign constitutions, treaties, laws (including common law), statutes, rules, governmental regulations, codes, ordinances, bylaws, and the like, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, rulings, charges, or similar commands applicable to such Person.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” means the date of the Closing.

“Effective Date” shall have the meaning set forth in the Preamble.

“Enforcement Limitations” shall have the meaning set forth in Section 4.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means the actual knowledge of the officers and directors after reasonable due inquiry of their direct reports.

“Lien” means any mortgage, pledge, deed of trust, lien, hypothecation, encumbrance, charge, conditional sales agreement, title retention agreement, claims under bailment, or storage agreements, material defect as to title, licenses, or other lien or encumbrance whatsoever.

“Lock-Up Period” means the period commencing on the date hereof and ending ninety (90) days after the date of the Closing.

“Lock-Up Securities” shall have the meaning set forth in Section 6.8.

“Merger” shall have the meaning set forth in the Recitals.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Organizational Documents” means, the certificate of incorporation and bylaws or equivalent organizational documents, in each case as currently in effect.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

“Purchaser” and “Parent” shall have the meaning set forth in the Preamble.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, of the Purchaser.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Termination Date” means October 1, 2024.

“Transaction Documents” means this Agreement, the Agrify Debt Obligations Amendments, and each of the other agreements, documents, and instruments required to be delivered or filed by any of the Parties at or before the Closing in accordance with the provisions hereof.

Article II
PURCHASE AND EXCHANGE; CLOSING

2.1 Sale and Exchange.

(a) Closing Date Transactions. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall effect the following transactions (the “Closing Date Transactions”) substantially simultaneously with the Merger Effective Time:

(i) CP will sell, assign, transfer and deliver to the Purchaser $2,000,000 of the principal balance (together with all associated interest and other charges) of the CP Note in exchange for which the Purchaser shall issue and deliver to CP 3,021,148 shares of Purchaser Common Stock (such shares, the “CP Shares” and such exchange, the “CP Exchange”);

(ii) CP will sell, assign, transfer and deliver to the Purchaser $3,000,000 of the principal balance (together with all associated interest and other charges) of the CP Note in consideration of which the Purchaser shall pay and deliver to CP $3,000,000 in cash (such cash, the “CP Closing Cash” and such sale, the “CP Closing Sale”);

(iii) GIC will sell, assign, transfer and deliver to the Purchaser $1,000,000 of the principal balance (together with all associated interest and other charges) of the GIC Note in exchange for which the Purchaser shall issue and deliver to GIC 1,510,574 shares of Purchaser Common Stock (such shares, the “GIC Shares” and such exchange, the “GIC Exchange”); and

(iv) GIC will sell, assign, transfer and deliver to the Purchaser $1,100,000 of the principal balance (together with all associated interest and other charges) of the GIC Loans in consideration for which the Purchaser shall pay and deliver to GIC $1,100,000 in cash (such cash, the “GIC Closing Cash” and such sale, the “CP Closing Cash”).

The foregoing transactions are hereinafter sometimes referred to collectively as the “Closing Transactions” and individually as a “Closing Transaction.” The portions of the Agrify Debt Obligations purchased or exchanged by the Purchaser pursuant to the Closing Transactions are hereinafter referred to as the “Purchased Agrify Debt Obligations.”

(b) Post-Closing Date Transaction. With respect to the $10,100,000 portion of the principal balance (together with all associated interest and other charges) of the CP Note not included in the Purchased Agrify Debt Obligations (the “Remaining CP Note Obligations”), CP and the Purchaser hereby agree that, provided that the Merger and Closing Transactions shall have been consummated as provided in the Merger Agreement and/or this Agreement, then on or before such anniversary CP will sell, assign, transfer and deliver to the Purchaser the Remaining CP Note Obligations in consideration for which the Purchaser will pay and deliver to CP $7,000,000 in cash.

The Parties agree that if Agrify’s current total turn-key projects as specified in Schedule 2.1(b) (the “Agrify TTK Projects”) are restructured on or prior to the one-year anniversary after the Closing Date, then CP shall execute and deliver such agreement(s) or amendment(s) to the Remaining CP Note Obligations as shall be reasonably requested by the Purchaser in order to implement and effect the irrevocable reduction of the Remaining CP Note Obligations to $7,000,000 prior to the closing of the transactions under this Section 2.1(b). In light of the approximate $3,100,000 discount the Purchaser will then receive on its purchase of the Remaining CP Note Obligations and in consideration of CP’s efforts to raise additional capital required to complete the Agrify TTK Projects, the Parties hereby agree that CP and/or its affiliates or designees will have certain rights to the equity of the Agrify TTK Projects, provided that Agrify will receive no less than a (i) $100 per pound production success fee from Nevada Holistics Medicine (Nevada) or (i) $200 per pound production success fee from Hannah (Washington) or from Bud & Mary’s. For avoidance of doubt, upon the completion of the restructuring of the Agrify TTK Projects the Remaining CP Note Obligations shall automatically be reduced to $7,000,000.

Until the purchase of the Remaining CP Note Obligations is completed as aforesaid, full interest, right and title to the Remaining CP Note Obligations, as a creditor of Agrify, will be held solely by CP and the Remaining CP Note Obligations will remain secured by the presently effective Lien on Agrify’s assets in CP’s senior secured position and will be guaranteed by Purchaser (or any parent entity or successor-in-interest), to the reasonable satisfaction of CP.

Additionally, the Parties acknowledge and agree that subsequent to the completion of the Closing, Raymond N. Chang, the principal of CP and GIC, has agreed to serve as (i) a member of the board of directors of Purchaser and (ii) the President of Agrify; provided that if Mr. Chang (i) is terminated from his roles as such an officer and director after the Closing but before the twelve (12) month anniversary of the Closing or (ii) fails to be appointed to such roles within two (2) Business Days of the Closing, then the $7,000,000 payment in consideration of the Remaining CP Note Obligations will be accelerated become and immediately due in cash to CP in accordance with the procedures set forth in this Section 2.1(b).

Furthermore, subsequent to the completion of the Closing the Purchaser hereby guarantees, on behalf of itself and/or any parent entity or successor-in-interest, the full payment due to CP of the Remaining CP Note Obligations until the closing of the purchaser thereof under this Section 2.1(b).

The closing of the transactions under this Section 2.1(b) shall take place remotely via the exchange of documents, signatures, and payments, not later than ten (10) Business Day after all of the conditions to closing specified in clause (y) above shall have been satisfied or waived; provided, however, that such Closing may take place by other means as may be mutually agreed upon in advance by the relevant Parties. At such closing, CP shall surrender and deliver to the Purchaser the Remaining CP Note Obligations, as amended and/or restated as provided in clause (i) above, against which (ii) the Purchaser shall pay $7,000,000 in cash to CP by wire transfer of immediately available funds or to the account of CP designated by such Party in writing prior to such closing.

2.2 Closing Date of Closing Date Transactions. The closing of the Closing Date Transactions (the “Closing”) shall occur on the “Closing Date” under (and as defined in) the Merger Agreement (the “Closing Date”) substantially simultaneously therewith. The Closing shall take place remotely via the exchange of documents, signatures, and payments, not later than one (1) Business Day after all of the conditions to closing specified in Article VII hereof have been satisfied or waived by the Party entitled to waive that condition (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that the Closing may take place by other means as may be mutually agreed upon in advance by the Parties.

2.3 General Effects of the Transactions. From and after the Closing, the portion of the Agrify Debt Obligations purchased or exchanged by the Purchaser in the Closing Transactions (the “Acquired Agrify Debt Obligations”), by virtue thereof and the Merger, shall be owned and held exclusively by the Purchaser as “intercompany” indebtedness of Agrify, which the Purchaser may hold, maintain, cancel, surrender, assign, transfer or otherwise dispose of in its discretion. From and after the closing provided for in Section 2.1(b), the Remaining CP Note Obligations purchased by the Purchaser in such transactions (provided that the full $7,000,000 payment obligation of the Purchaser has been fully paid) shall similarly be owned and held exclusively by the Purchaser as “intercompany” indebtedness of Agrify, which the Purchaser may hold, maintain, cancel, surrender, assign, transfer or otherwise dispose of in its discretion.

Article III
ISSUANCE OF PURCHASER COMMON STOCK; CLOSING DELIVERABLES

3.1 Delivery of Closing Consideration. On the Closing Date:

(a) (i) CP shall surrender and deliver to the Purchaser the original CP Note instrument (duly endorsed by CP in blank), as amended and/or restated in order to effect the Agrify Debt Obligation Amendments with respect to the Purchased Agrify Debt Obligations (and, for the avoidance of doubt, the Remaining GIC Note Obligations) against which (ii) the Purchaser shall issue and deliver to CP the CP Shares and pay the CP Closing Cash (collectively, the “CP Closing Consideration”) by wire transfer of immediately available funds to the account of CP designated by such Party in writing prior to the Closing; and

(b) (i) GIC shall surrender and deliver to the Purchaser the original GIC Note instrument (duly endorsed by GIC in blank) and all documents, agreements and instruments implementing, securing, recording, memorializing or otherwise evidencing the GIC Loans, as amended and/or restated in order to effect the Agrify Debt Obligation Amendments with respect thereto (if any) against which (ii) the Purchaser shall issue and deliver to GIC the GIC Shares and pay the GIC Closing Cash (collectively, the “GIC Closing Consideration”; and collectively with the CP Closing Consideration, the “Closing Consideration”) by wire transfer of immediately available funds to the account of GIC designated by such Party in writing prior to the Closing.

All Closing Consideration paid or delivered in accordance with the foregoing shall be deemed to have been paid in full satisfaction of all rights, titles and interests of Sellers pertaining to the Purchased Agrify Debt Obligations.

3.2 Other Closing Deliverables.

(a) Closing Deliverables by Purchaser. Subject to the conditions set forth in this Agreement, on or before the Closing Date Purchaser shall deliver to the Sellers:

(i) an executed copy of an instruction letter in form and substance reasonably acceptable to the Sellers that has been delivered to the Transfer Agent instructing the Transfer Agent to issue the CP Closing Shares to CP and the GIC Closing Shares to GIC;

(ii) a certificate of the Secretary of the Purchaser in customary form, dated the Closing Date, certifying that attached thereto are true and complete copies of (A) the Organizational Documents of the Purchaser, (B) all resolutions adopted by the Board of Directors of the Purchaser and the Merger Sub authorizing the execution, delivery, and performance of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, (C) an incumbency certificate certifying the signatures and incumbency of the Purchaser authorized signatories to this Agreement and the Transaction Documents and (D) a good standing certificate, dated within ten (10) days prior to the Closing Date, from the Secretary of State of each state in which the Purchaser was incorporated, stating that the Company is in good standing therein; and

(iii) a certificate of an authorized officer of the Purchaser in customary form, dated the Closing Date, stating that the conditions set forth in Section 7.1 and 7.3 have been satisfied.

(b) Closing Deliveries by Sellers. On the Closing Date, each Seller will deliver to the Purchaser:

(i) a certificate of the manager or an officer of such Seller in customary form, dated the Closing Date, certifying that attached thereto are true and complete copies of (A) the Organizational Documents of such Seller, (B) all resolutions adopted by the manager(s), board of managers or equivalent governing body of such Seller authorizing the execution, delivery, and performance of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, (C) an incumbency certificate certifying the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents, and (D) a good standing certificate, dated within ten (10) days prior to the Closing Date, from the Secretary of State of each state in which such Seller was organized, each stating that the Company is in good standing therein; and

(ii) a certificate of an authorized manager or officer of such Seller substantially in customary form, dated the Closing Date, stating that the conditions set forth in Sections 7.1(a) and 7.2 have been satisfied.

3.3 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding shares of the Purchaser Common Stock shall occur (other than the issuance of additional shares as permitted by this Agreement or the Merger Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the number of CP Shares and GIC Shares issuable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

3.4 Withholding Rights. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles II or III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax laws. To the extent that amounts are so deducted and withheld by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller respect of which the Purchase made such deduction and withholding.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as follows:

4.1. Organization. Such Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted. Such Seller is not in violation of any of the provisions of its Organizational Documents in any material respect.

4.2. Authority; Binding Agreement. Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or is to be) a party and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is (or its to be) a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized, and approved by the necessary company action, and no other corporate actions or proceedings on the part of such Seller are necessary to authorize this Agreement and such other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Sellers and, assuming this Agreement constitutes the valid and binding agreement of the Purchaser, constitutes the legal, valid, and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) ((a) and (b), collectively, “Enforcement Limitations”). The Transaction Documents to which either Seller is (or is to be) a party, other than this Agreement, when executed and delivered by such Seller and, assuming such Transaction Documents constitute valid and binding agreements of the counterparties thereto (other than Agrify), will have been duly and validly executed and delivered by such Seller, will each constitute a legal, valid, and binding agreement of such Seller, enforceable against such Seller, in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

4.3 Agrify Debt Obligations; Indebtedness. CP owns, and has good and valid title to, the CP Note, and GIC owns, and has good and valid title to, GIC Note and GIC Loans, in each case, free and clear of all Liens. The respective outstanding principal amounts of the respective Agrify Debt Obligations as of the Effective Time and the Closing Date is (or will be) as set forth in the Recitals of this Agreement, and Sellers own or hold no other Indebtedness of Agrify or any of its Subsidiaries. Sellers have hereto delivered to the Purchaser true, correct and complete copies of the CP Note, the GIC Note, all documents, agreements and instruments implementing, securing, recording, memorializing or otherwise evidencing any of the Agrify Debt Obligations and (prior to the Closing) the Agrify Debt Obligation Amendments, and there are no other documents, agreements or instruments with respect thereto. At the Closing, CP shall surrender and deliver to the Purchaser the original Purchased Agrify Debt Obligation portion of the CP Note (as amended and/or restated by the relevant Agrify Debt Obligation Amendments), and GIC shall surrender and deliver to the Purchaser the GIC Note and all documents, agreements and instruments implementing, securing, recording, memorializing or otherwise evidencing the GIC Loans, as amended and/or restated by the relevant Agrify Debt Obligation Amendments. Sellers have full power and authority to execute, deliver and effect the Agrify Debt Obligation Amendments.

4.4 Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents to which such Seller is (or is to be) as party, nor the consummation by such Seller of the transactions contemplated hereby or thereby will:

(a) violate, conflict with, or result in any breach of any provision of the Organizational Documents of such Seller;

(b) require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Governmental Body with respect to such Seller;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under the CP Note, GIC Note or GIC Loan; or

(d) violate, or conflict with any Applicable Law or Legal Order applicable to either Seller or any assets or properties thereof the Company, except where the violation or conflict would not materially impair the Company’s ability to consummate the transactions contemplated hereby.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or the Merger Agreement, none of the Sellers or any other Person on behalf of the Sellers makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement, including the accuracy, completeness, or timeliness thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in (i) the Parent SEC Documents filed with (or furnished to) the SEC by the Purchaser on or after January 1, 2022 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on EDGAR or (ii) the Purchaser Disclosure Schedules delivered to Agrify immediately prior to the execution and delivery of the Merger Agreement, the Purchaser hereby represent and warrant to the Sellers as follows:

5.1 Organization; Qualification. The Purchaser is a legal entity duly organized, validly existing, and in good standing (where applicable or recognized) under the laws of the jurisdiction of its incorporation, and has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease, and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so duly organized, validly existing, and in good standing, or to have such power and authority (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. The Purchaser is duly qualified or licensed to do business and is in good standing (where applicable or recognized) in each jurisdiction in which the character or location of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the transactions contemplated by this Agreement. Accurate and complete copies of the Organizational Documents of the Purchaser, as in effect on the date of this Agreement, have been made available to the Company prior to the date of this Agreement. The Organizational Documents of the Purchaser are currently in effect, and the Purchaser is not in violation in any material respect of any of the provisions thereof.

5.2 Capitalization; Subsidiaries.

(a) As of the close of business on May 16, 2024 (the “Parent Capitalization Date”), the authorized capital stock of the Parent consisted of 100,000,000 shares of Parent Common Stock, and 26,456,751 of which were issued and outstanding. There are no other classes of capital stock of Parent and no bonds, debentures, notes, or other Indebtedness or securities of the Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Parent may vote authorized, issued, or outstanding. As of the close of business on the Parent Capitalization Date, there were outstanding options and warrants relating to 3,450,000 shares of Parent Common Stock.

(b) All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock that are required to be issued pursuant to this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable, and free of preemptive rights.

 (c) The number of shares of authorized Purchaser Common Stock that have not been issued, subscribed for, or otherwise committed to be issued is at least equal to the number of shares of Purchaser Common Stock to be issued pursuant to the transactions contemplated by this Agreement and the Merger Agreement.

5.3 Authority Relative to Agreement.

(a) The Purchaser has all necessary corporate or similar power, and authority to execute, deliver, and perform its respective obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated by this Agreement, have been duly and validly authorized by the Purchaser, and no other corporate action or proceeding on the part of the Purchaser is necessary to authorize the execution, delivery, and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Purchaser and, assuming due authorization, execution, and delivery of this Agreement by the Sellers, constitutes a legal, valid, and binding obligation of each of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium, or other similar Applicable Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Parent Board has, by resolutions unanimously adopted thereby, approved this Agreement and the transactions contemplated by this Agreement.

(c) As of the date of this Agreement, none of the aforesaid actions by the Parent Board have been amended, rescinded, or modified.

5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Purchaser do not, and the consummation by the Purchaser of the transactions contemplated by this Agreement and performance of this Agreement will not, (i) violate any provision of the Organizational Documents of the Purchaser or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Purchaser, (ii) assuming that the consents, registrations, declarations, filings, and notices referenced in Section 5.4(b) have been obtained or made, conflict with or violate any Applicable Law applicable to the Purchaser or any of its Subsidiaries or by which any property or asset of the Purchaser or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, or result in any breach of any provision of, or loss of any benefit, or constitute a default or modification (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration, or cancellation of or require an additional payment to or the consent of any third party pursuant to any of the terms or provisions of, any contract to which the Purchaser or any of its Subsidiaries is a party or by which any property or asset of the Purchaser or any of its Subsidiaries is bound or affected, or result in the creation of a lien, other than any Permitted Exceptions, upon any of the property or assets of the Purchaser or any of its Subsidiaries, other than, in the case of clause (i) with respect to the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Purchaser), clause (ii), and clause (iii), any such conflict, violation, breach, default, modification, termination, right of termination, acceleration, cancellation, or lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the transactions contemplated by this Agreement.

(b) No consent of, registration, declaration, or filing with or notice to any Governmental Body is required to be obtained or made by the Purchaser or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings under the Exchange Act or the Securities Act or any other similar Applicable Laws, (ii) compliance with, and filings or notifications required under, the applicable rules and regulations of Nasdaq and any other applicable stock exchanges (iii) such other items required solely by reason of the participation or identity of the Sellers (as opposed to any third party) in the transactions contemplated by this Agreement, and (iv) such other consents, registrations, declarations, filings, or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the transactions contemplated by this Agreement.

5.5 Subsidiaries. Other than the Subsidiaries set forth on the organizational chart provided in Schedule 5.2, the Purchaser does not, directly or indirectly, own any equity interest in any other Person and does not control the business or affairs of any other Person. No Subsidiary directly or indirectly owns any equity interest in any other Person or controls the business or affairs of any other Person. The Purchaser is not obligated to make any investment in or capital contribution to any other Person.

5.6 SEC Filings. Except as set forth on Schedule 5.20 of the Merger Agreement, the Purchaser has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2022 (the “Parent SEC Documents”). True, correct, and complete copies of all Purchaser are publicly available in EDGAR. To the extent that any Parent SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Purchaser has made available to the Sellers the full text of all such Parent SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Purchaser Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Purchaser, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of the Purchaser’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Purchaser nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Body.

5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of the Purchaser or any other Person on behalf of the Purchaser makes any express or implied representation or warranty with respect to the Purchaser or any of its Subsidiaries or any other information provided to the Sellers in connection with the transactions contemplated by this Agreement, including the accuracy, completeness, or timeliness thereof.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Conduct of Sellers Pending the Closing. Each Seller covenants and agrees that, between the date of this Agreement and the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, such Seller shall not, directly or indirectly:

(a) Sell, assign, transfer or pledge, or grant (or suffer to exist) any Lien on, any of the Agrify Debt Obligations, or (except for the Agrify Debt Obligation Amendments) modify, amend, restate, supplement or waive any of the terms and provisions thereof; or

(b) commit to, authorize, or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

6.2 Conduct of the Purchaser Pending the Closing. The Purchaser covenants and agrees that, between the date of this Agreement and the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as may be required by Applicable Law, (ii) as may be consented to in writing by the Sellers (which consent shall not be unreasonably withheld, delayed, or conditioned), or (iii) as may be expressly contemplated or required pursuant to this Agreement or the Merger Agreement, (A) the Purchaser shall, and shall cause its Subsidiaries to, conduct the business of the Purchaser and its Subsidiaries in the ordinary course of business in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators, and business partners, and (B) the Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a) amend (i) its Organizational Documents or (ii) such equivalent organizational or governing documents of any of its Subsidiaries, other than amendments to such documents of any of its Subsidiaries that would not be adverse in any material respect to the Company and would not reasonably be expected to prevent, impede, or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b) Reserved;

(c) Reserved;

(d) Reserved;

(e) (i) terminate, materially amend or modify, renew (other than automatic renewals), or waive any material rights under, any material contract of the Purchaser or material Purchaser Real Property Lease or (ii) enter into any contract that would have been a material contract of the Purchaser had it been entered into prior to the date of this Agreement, in each case other than (A) in the ordinary course of business or (B) to take any of the actions permitted by this Section 6.2 in the ordinary course of business on terms that do not impose any additional material obligations;

(f) adopt a plan of complete or partial liquidation, dissolution, recapitalization, or other reorganization of the Purchaser;

(g) cancel, forfeit, fail to renew, fail to continue to prosecute, abandon, or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Purchaser Owned Intellectual Property Rights;

(h) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Purchaser Balance Sheet (or most recent consolidated balance sheet included in the Parent SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Purchaser or its Subsidiaries;

(i) terminate, cancel, or let lapse, in each case voluntarily, a material existing insurance policy covering the Purchaser and its Subsidiaries and their respective properties, assets, and businesses, unless substantially concurrently with such termination, cancellation, or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled, or lapsed policies, as applicable, are entered into;

(j) discontinue any material line of business;

(k) Reserved;

(l) Reserved;

(m) Reserved;

(n) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Law; or

(o) commit to, authorize, or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Sellers, directly or indirectly, the right to control or direct the business or operations of the Purchaser or its Subsidiaries at any time prior to the Closing Date, and the Purchaser and its Subsidiaries shall not be required to violate any Applicable Law. Prior to the Closing Date, the Purchaser and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.3 Stock Exchange Matters. The Purchaser shall use its reasonable best efforts to cause the CP Shares and GIC Shares to be issued hereunder to be approved for listing on Nasdaq, subject to official notice of issuance, at or prior to the Merger Effective Time.

6.4 Filings. Without limiting the conditions to the Closing set forth in Article VI, the Parties will cooperate with each other and use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or nonactions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations, or terminations of waiting periods and other confirmations from any Governmental Body or other Person that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Bodies) that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by this Agreement; (iii) the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Body or other Person in connection with the consummation of the transactions contemplated by this Agreement; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, performed or consummated by each Party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order, or injunction entered by any court or other Governmental Body vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement and to carry out fully the purposes of this Agreement. Each of the Parties shall, in consultation and cooperation with the other parties and as promptly as practicable but in no event later than as required by Applicable Law. Neither the Sellers nor Purchaser will withdraw any such notices, filings, or applications without the prior written consent of the other Party or Parties.

6.5 Public Disclosure. So long as this Agreement is in effect, neither the Purchaser, nor either Seller will, and shall cause their respective Subsidiaries not to, disseminate any press release or other public announcement or disclosure concerning the Merger, this Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, except as may be required by Applicable Law or the rules of a recognized securities exchange, including Nasdaq, without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, without prior written consent of the other Party or Parties, each Party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other parties. Notwithstanding the foregoing, the restrictions set forth in this Section 6.5 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Purchaser, a Parent Adverse Recommendation Change issued or made in compliance with Section 6.15 of the Merger Agreement; (ii) any other disclosures issued or made in compliance with Section 6.15 of the Merger Agreement; or (iii) the Merger and the other transactions contemplated hereby that is Agreement or the Merger Agreement substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Purchaser in accordance with this Section 6.5.

6.6 Transaction Litigation. Each of the Sellers and the Purchaser shall give the other notice, as soon as reasonably practicable under the circumstances, of any shareholder Proceeding brought by any shareholder of Agrify or the Purchaser, as applicable, against Agrify, either Seller or the Purchaser, as applicable, or their respective directors or executive officers in connection with the transactions contemplated by this Agreement or the Merger Agreement. Subject to entry by the relevant Seller(s) and the Purchaser into a customary joint defense agreement with one another, and/or Agrify, the Sellers and the Purchaser shall have the right to participate in the defense of any such Proceeding. The Sellers shall not settle or offer to settle any such Proceeding without the prior written consent the Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed. The Purchaser shall not settle or offer to settle any such Proceeding without the prior written consent the Sellers, such consent not to be unreasonably withheld, conditioned, or delayed.

6.7 Notification of Certain Matters. Subject to Applicable Law, each Party shall give prompt notice to the other(s) of (a) the occurrence or non-occurrence of any event that has resulted or would reasonably be expected to result in any condition set forth in Section 7.2 or Section 7.3 not being satisfied, and (b) any notice or other communication received from any Governmental Body in connection with this Agreement, the Merger, or the transactions contemplated by this Agreement or the Merger Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or Merger Agreement, if the subject matter of such notice or other communication or the failure of such party to obtain such consent would reasonably be expected to be material to Agrify or the Purchaser. Notwithstanding anything in this Agreement to the contrary, (i) no such notification shall, in and of itself, affect the representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the parties hereunder and (ii) failure to provide such notification under this Section 6.7 shall not, in and of itself, be deemed to implicate any of the conditions to the Closing under this Agreement.

6.8 Market Stand-Off Agreement. Each Seller shall not, during the Lock-Up Period, (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Purchaser Common Stock or any securities convertible into or exercisable or exchangeable for Purchaser Common Stock, including any Purchaser Common Stock or such other securities which may be deemed to be beneficially owned by a lock-up participant in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (“Lock-Up Securities”), or publicly disclose the intention to make any offer, sale, pledge, or disposition of Lock-Up Securities, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, or (3) make any demand for or exercise any right with respect to the registration of any shares of Lock-Up Securities. Each Seller shall execute and deliver a lock-up agreement in form and substance satisfactory to the Purchaser.

6.9 Further Assurances. At and after the Closing and Closing Date, each Seller shall execute and deliver all such deeds, bills of sale, assignments and/or assurances, and shall take and do all such other and further actions and things, in order to perfect, confirm, record otherwise vest in the Purchaser all right, title, and interest in, to and under the Purchased Agrify Debt Obligations (as amended and/or restated by the Agrify Debt Obligation Amendments) from and after the Closing as shall be reasonably requested by the Purchaser.

6.10 Additional Indebtedness. The Parties hereby agree that Agrify may issue notes to Raymond Chang, CP, or GIC or any of their affiliates or designees, from the Effective Date until the Closing Date, for the sole purpose of obtaining funds in order to support Agrify’s operations, and the Purchaser hereby agrees to purchase in cash at the Closing any such notes together with all associated interest and other charges; provided, however, that only once and if the Purchaser pays Agrify before the Closing Date $750,000 under outstanding but unpaid Agrify purchase orders that exist on the Effective Date for the purchase of a like amount of products (or a lesser amount if Agrify is not able to supply such amount of products before the Closing Date) (the “Purchase Order Payment”), then in the event the total aggregate amount of notes issued by Agrify to Raymond Chang, CP, or GIC or any of their affiliates or designees exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold”), Agrify must obtain the Purchaser’s prior written consent prior, not to be unreasonably withheld, to issuing any notes with an amount, together with the amounts of any notes previously issued pursuant to this Section 6.10, that exceeds the Threshold. For avoidance of doubt, provided the Purchaser has made the Purchase Order Payment then Raymond Chang, CP and/or GIC may not make loans to Agrify, its affiliates or subsidiaries in excess of $500,000 without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, and Raymond Chang, CP and or/GID may not make more than $1,000,000 of loans to Agrify or its subsidiaries or affiliates without the Purchaser’s prior written consent.

ARTICLE VII

CONDITIONS TO THE CLOSING DATE TRANSACTIONS

7.1 Conditions to the Obligations of Each Party. The respective obligations of each Party hereto to consummate the Closing Date Transactions are subject to the satisfaction or waiver by the Parties at or prior to the Closing of the following conditions:

(a) the conditions set forth in Section 7.1 of the Merger Agreement shall have been satisfied or waived in accordance with the terms thereof, and the Merger shall have been consummated thereunder; and

(b) the Purchaser shall have submitted a Listing of Additional Shares notification to Nasdaq and any other notifications or filings required to be submitted to Nasdaq in connection with the issuance of the CP Shares and GIC Shares contemplated by this Agreement.

7.2 Conditions to Obligations of Purchaser to Effect the Closing. Subject to Sections 3.1(a)(i), 3.1(b)(i) and 3.2(b), the obligations of the Purchaser to effect the Closing Transactions are subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of the following additional conditions:

(a) each of the representations and warranties of the Sellers contained in Article IV shall be true and correct as of the Effective Date and the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) to the Sellers’ Knowledge, since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(c) the Sellers shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing.

(d) for avoidance of doubt the requisite number of shares of the issued and outstanding shares of the Common Stock of the Purchaser shall have approved this Agreement and the Closing Date Transactions;

7.3 Conditions to Obligation of the Sellers to Effect the Closing Transactions. Subject to Sections 3.1(a)(ii), 3.1(b)(i) and 3.2(a), the obligations of the Sellers to effect the Closing Transactions are subject to the satisfaction or waiver by the Sellers at or prior to the Closing of the following additional conditions:

(a) each of the representations and warranties of the Purchaser contained in Article V shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) as of the date of this Agreement and the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except in the case where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b) since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c) the Purchaser shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing;

(d) receipt by the board of directors of the Purchaser of a customary fairness opinion that the transactions contemplated herein are fair, from a financial point of view, to the shareholders of the Purchaser;

(e) compliance by the Purchaser with all applicable Nasdaq rules; and

(f) the declaration of effectiveness by the SEC of the registration statement on Form S-4 filed in connection with the transactions contemplated by the Merger which will include the public registration of the CP Shares and the GIC Shares.

ARTICLE VIII

TERMINATION; WAIVER

8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Merger Effective Time, as follows:

(a) by mutual written consent of each of the Purchaser and the Sellers;

(b) by either the Purchaser or the Sellers, if the Merger Agreement shall have been (or shall be) terminated in accordance with the terms thereof;

(c) by the Sellers, if the Purchaser shall have breached or failed to perform any of their respective representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1(a) or Section 7.3 and (B) is not capable of being cured by the Purchaser by the Termination Date or, if capable of being cured, shall not have been cured by the Purchaser on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Sellers’ delivery of written notice to the Purchaser of such breach or failure to perform; provided that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1 if either Seller is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 7.3;

(d) by the Purchaser, if either of the Sellers shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1(a) or Section 7.2 and (B) is not capable of being cured by the Sellers by the Termination Date or, if capable of being cured, shall not have been cured by the Sellers on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Purchaser’s delivery of written notice to the Sellers of such breach or failure to perform; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Purchaser is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 7.2;

8.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of its obligations under this Agreement prior to such termination or fraud, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that this Section 8.2 and Article IX shall survive any termination of this Agreement. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

8.3 Extension; Waiver. At any time prior to the Merger Effective Time, subject to Applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay by the Purchaser or either Seller in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Intentionally Omitted.

9.2 Expenses. Except as expressly set forth herein, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby (or the Merger) is consummated.

9.3 Notices. Any notice, request, instruction, consent, or other communication to be given hereunder by any party hereto to the other parties shall be in writing and shall be deemed duly given when delivered personally or one (1) business day after being sent by overnight courier or three (3) business days after being sent by registered or certified mail, postage prepaid, or when sent by email transmission, to the following addresses or e-mails of the parties or to such other Persons as may be designated in writing in accordance with this Section 9.3 by the party to receive such notice:

if to the Purchaser or the Merger Sub:

Nature’s Miracle Holding Inc.

858 N. Central Ave.

Upland, CA 91786

Attention: Tie (James) Li, Chief Executive Officer

Email: james.li@nature-miracle.com

with a copy to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

Attention: Huan Lou, Esq.

David Manno, Esq.

E-mails:  HLou@SRFC.LAW

DManno@SRFC.LAW

if to Seller(s):

c/o Raymond Chang

2468 Industrial Row Dr.

Troy, MI 48084

Email: raymond.n.chang@gmail.com

with a copy to:

McCarter & English, LLP

265 Franklin Street

Boston, MA 02110

Attention: Theodore M. Grannatt, Esq.

E-mail: tgrannatt@mccarter.com

9.4 Interpretation; Certain Definitions; Currency.

(a) The Parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) The words “hereof,” “herein,” “hereby,” “hereunder,” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes, and schedules are to the articles, sections, and paragraphs of, and exhibits, annexes, and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 16, 2024 unless the context requires otherwise. Any Applicable Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Applicable Law or agreement as from time to time amended, modified, or supplemented, including (in the case of statutes) by succession of comparable successor Applicable Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(c) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement except as expressly provided otherwise herein.

9.5 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.6 shall be null and void.

9.7 Entire Agreement; Amendment. This Agreement (including the exhibits, annexes, and appendices hereto), together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. The Parties may modify or amend this Agreement only by written agreement executed and delivered by each of the Parties.

9.8 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

9.9 Governing Law. This Agreement and all Proceedings (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement or the actions of the Purchaser, the Merger Sub, or the Company in the negotiation, administration, performance, and enforcement hereof, shall be governed by, and construed in accordance with, the Applicable Laws of the State of New York applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

9.10 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance, and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.11 Consent to Jurisdiction.

(a) Each of the Parties hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) agrees that any such legal claim or Proceeding shall be brought, tried, and determined only in the courts of the State of New York and any state appellate court therefrom within the State of New York, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of New York, (ii) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the courts of the State of New York and any state appellate court therefrom within the State of New York, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of New York, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iv) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts, and (v) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of the Sellers and Purchaser agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each Party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.13 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf or other scan format) shall be as effective as delivery of a manually signed counterpart of this Agreement and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.14 Certificates. In executing any certificate or other documentation in connection with this Agreement, managers, directors, officers, and employees of a Party are acting in their capacities as such and are not assuming personal liability in connection therewith.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

PURCHASER

NATURE’S MIRACLE HOLDING INC.,
a Delaware corporation

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chief Executive Officer

SELLERS:

CP ACQUISITIONS, LLC,
a Delaware limited liability company

By:	/s/ Raymond N. Chang
Name:	Raymond N. Chang
Title:	Manager

GIC ACQUISITION LLC,
a Delaware limited liability company

By:	/s/ Raymond N. Chang
Name:	Raymond N. Chang
Title:	Manager

Agreed and acknowledged by:

AGRIFY CORPORATION,
a Nevada corporation

By:	/s/ Brian Towns
Name:	Brian Towns
Title:	Authorized Officer

Schedule 2.1(b)

Agrify TTK Projects

●	Nevada Holistics Medicine (Nevada)

●	Hannah Industry (Washington)

●	Bud & Mary’s (Massachusetts)